Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Financial Results for Third Quarter and Nine Months of Fiscal 2015

•	Continued Growth in the Structured Settlement Segment, CBC Settlement Funding, LLC
•	$97.3 Million Cash & Securities as of June 30, 2015

ENGLEWOOD CLIFFS, N.J., August 10, 2015 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and financial services company, today announced results for the three months and nine months ended June 30, 2015.

The Company reported net income of $876,000 for the nine month period ended June 30, 2015, or $0.07 per diluted share, as compared to net income of $5,709,000 for the nine months ended June 30, 2014, or $0.43 per diluted share. Total income for the nine month period ended June 30, 2015 was $31,473,000, as compared to $24,827,000 (excluding the forgiveness of debt income reported in the third quarter of fiscal year 2014), an increase of 26.8%. Total income for the nine month period ended June 30, 2014, including the forgiveness of non-recourse debt of $26,101,000, was $50,928,000. The Company made the final payment of the remaining amount of the non-recourse debt due to the Bank of Montreal in June 2014, based on the Settlement Agreement signed in August 2013, which yielded this forgiveness of debt income in the period ended June 30, 2014. Included in total income is finance income on consumer receivables of $15,688,000 for the nine month period ended June 30, 2015, as compared to $14,792,000 reported in the nine month period ended June 30, 2014. Income from structured settlements for the nine month period ended June 30, 2015 was $7,574,000, as compared to income of $2,941,000 reported in the nine month period ended June 30, 2014. The fiscal year results reported for the period ended June 30, 2014 included only six months, as the acquisition of CBC Settlement Funding, LLC (“CBC”) closed on December 31, 2013. On a pro-forma basis, CBC has more than doubled its Total Receivables Balance purchased in the nine month period ended June 30, 2015 and the transaction volume has increased over 100% from the prior period. Income from personal injury claims was $6,084,000 for the nine month period ended June 30, 2015 as compared to $5,724,000 reported in the nine month period ended June 30, 2014. Income increased to $911,000 for the nine month period ended June 30, 2015 from $253,000 for the nine month period ended June 30, 2014, for GAR Disability Advocates (“GAR Disability”) as we are beginning to experience the closing of the disability cases at an increasing rate.

The Company reported net income of $161,000, or $0.01 per diluted share, in the third quarter of fiscal year 2015 as compared to net income of $4,687,000, or $0.35 per diluted share in the third quarter of fiscal year 2014. Total income for the three month period ended June 30, 2015 was $10,217,000, as compared to $8,595,000, (excluding the forgiveness of non-recourse debt income reported in the third quarter of fiscal year 2014), an increase of 18.9% over the results of the third quarter of fiscal year 2014. Total income of $34,696,000 reported in the third quarter of fiscal year 2014 included $26,101,000 of forgiveness of non-recourse debt. Included in total income for the three months ended June 30, 2015 is finance income on consumer receivables of $5,156,000, as compared to

$5,074,000 reported in the three month period ended June 30, 2014. Income reported from CBC was $2,595,000 in the three month period ended June 30, 2015, as compared to $1,406,000 reported in the third quarter of fiscal year 2014, an 84.6% increase. In the three month period ended June 30, 2015, the CBC unit increased the number of cases funded by 93.5% over the three month period ended June 30, 2014. Income from personal injury claims was $1,729,000 in the three month period ended June 30, 2015, as compared to $1,779,000 for the three month period end June 30, 2014, a 2.8% decrease from the prior year, as slightly fewer cases closed in the period; however the value of the net investment in personal injury cases increased by $5.4 million, or 17.1%, from $31.7 million as of June 30, 2014 to $37.2 million as of June 30, 2015. Income from GAR Disability increased to $552,000 in the third quarter of fiscal year 2015 from $137,000 reported in the same period of the prior year.

Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $28,257,000 for the nine months ended June 30, 2015, compared to $30,743,000 in the nine month period ended June 30, 2014. Net cash collections of consumer receivables acquired for liquidation, including cash collections represented by account sales, were $8,838,000 for the third quarter of fiscal year 2015, as compared to $10,041,000 in the third quarter of the prior year. Net collections on Great Seneca were $6,751,000 during the nine months ended June 30, 2015 as compared to $7,749,000 for the nine months ended June 30, 2014. Net cash collections on the Great Seneca portfolio were $2,288,000 in the third quarter of fiscal year 2015, as compared to $2,781,000 in the third quarter of fiscal year 2014.

General and administrative expenses were $27,793,000 for the nine month period ended June 30, 2015, as compared to $20,517,000 for the nine month period ended June 30, 2014. The increase reflects the growth of CBC and GAR Disability during the nine month period ended June 30, 2015, as staffing and advertising expenses have increased for each of the reporting segments. Additionally, CBC only reported six months in fiscal year 2014 compared to nine month in fiscal year 2015. General and administrative expenses for the personal injury reporting segment increased primarily due to the increase for bad debt reserves. These increases in the operating reporting segments have been offset by the reduction in costs in the consumer receivables and corporate reporting segments. Although costs associated with the review by the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”) are included in the nine month period ended June 30, 2015, overall general and administrative expense is lower for the corporate segment reporting unit from the prior year. Also, there was a non-cash unrealized foreign exchange loss of $0.9 million related to the investment in the Topaz Fixed Income Fund in the current nine month period, as the investment is denominated in Euros. Also included in the results for the current period is a $295,000 unrealized gain on the Topaz Fixed Income Fund, reported as part of total income. General and administrative expenses were $9,177,000 for the three month period ended June 30, 2015, as compared to $7,012,000 for the three month period ended June 30, 2014. General and administrative expenses were higher during the current three month period due to the growth of the GAR Disability reporting segment, primarily resulting from the increase in advertising and staffing costs related to leads resulting in securing disability cases. In addition, general and administrative expenses related to the corporate reporting segment include current quarter expenses related to the SEC review.

Interest expense was $1,710,000 for the nine month period ended June 30, 2015, as compared to $820,000 for the nine month period ended June 30, 2014. Interest expense was $632,000 for the three month period ended June 30, 2015, as compared to $413,000 for the same period of the prior fiscal year. The increase in interest expense is primarily due to the growth in the debt balance of the CBC reporting segment with and average debt balance of approximately $39.5 million for fiscal year 2015, as compared to approximately $25.4 million in fiscal year 2014.

The Company did not report any impairments during the three and nine month periods ended June 30, 2015. The Company recorded $19.6 million in impairments during the three and nine month periods ended June 30, 2014. Included in the three and nine month periods ended June 30, 2014 is a $14.0 million impairment recorded on the Great Seneca Portfolio. The carrying value of the Great Seneca portfolio at June 30, 2015 was $12,500,000, as compared to $21,601,000 at June 30, 2014.

On July 16, 2015, the Company made a payment to the IRS of approximately $13.0 million in anticipation of the conclusion of the examination by the IRS and in accordance with their notice of proposed adjustment, for the fiscal tax years ended September 30, 2009 through September 30, 2013. The adjustment is the result of a change in the accounting method used for income recognition for income tax purposes. Apart from the change in accounting method for income tax purposes, there were no other material disallowances or adjustments to other items of income, deductions, and credits to the tax returns under examination. The payment does not include approximately $507,000 of interest related to the tax year of the IRS adjustment, September 30, 2013 which has been accrued for as of June 30, 2015. The Company will be amending its federal tax return for the fiscal year ended September 30, 2014, to reflect the new accounting method for income tax purposes. There is no state and local tax liability as a result of the Federal tax examination.

Gary Stern, President and CEO of the Company, commented “Although our consolidated net income is down from the prior year, we are very excited about the progress of CBC Settlement Funding in the structured settlement business as the number of cases funded has more than doubled in the latest nine month period. CBC contributed $1.4 million to pre-tax profits in the nine month period ended June 30, 2015.” Mr. Stern continued, “GAR Disability Advocates is in position to continue growing over the next year. Income approached $1.0 million in the nine month period and we continue to build the disability case inventory. Costs remain significant as we continue to build the business. Also, although we have not purchased a consumer receivable portfolio domestically in several years, finance income on consumer receivables did increase over the prior period for the nine month and three month period ended June 30, 2015. We are optimistic of the prospects of our current business segments and we continue to seek additional investments in, or acquisitions of, companies in the financial services industry.”

A conference call to discuss the results of the third quarter and first nine months of fiscal year 2015 will be held on August 10, 2015 at 4:00 PM EDT.

Toll-free dial in number (US and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID: 3756337

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management and financial services company. For additional information, please visit our website at http://www.astafunding.com.

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934. Forward looking statements relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff ‘s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of the senior management of Pegasus to source and analyze cases in accordance with the underwriting guidelines of Pegasus, and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2014. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Nine Months Ended June 30, 2015	Nine Months Ended June 30, 2014
Income:
Finance income on consumer receivables, net	$5,156,000	$5,074,000	$15,688,000	$14,792,000
Personal injury claims income	1,729,000	1,779,000	6,084,000	5,724,000
Unrealized gain on structured settlements	1,239,000	620,000	4,260,000	1,440,000
Interest income on structured settlements	1,356,000	786,000	3,314,000	1,501,000
Disability fee income	552,000	137,000	911,000	253,000

Total revenue	10,032,000	8,396,000	30,257,000	23,710,000
Forgiveness of non-recourse debt	—	26,101,000	—	26,101,000
Other income (includes ($159,000) and ($116,000) during the three month periods ended June 30, 2015 and 2014, respectively, and ($120,000) and ($141,000) during the nine month periods ended June 30, 2015 and 2014, respectively, of accumulated other comprehensive income reclassification for unrealized net gains / (losses) on available for sale securities)	185,000	199,000	1,216,000	1,117,000

	10,217,000	34,696,000	31,473,000	50,928,000

Expenses:
General and administrative	9,177,000	7,012,000	27,793,000	20,517,000
Interest	632,000	413,000	1,710,000	820,000
Impairments of consumer receivables acquired for liquidation	—	19,591,000	—	19,591,000

	9,809,000	27,016,000	29,503,000	40,928,000

Income before income tax	408,000	7,680,000	1,970,000	10,000,000
Income tax expense (includes tax benefit of ($64,000) and ($47,000), respectively, during the three month periods ended June 30, 2015 and 2014, and ($27,000) and ($57,000) during the nine month periods ended June 30, 2015 and 2014, respectively, of accumulated other comprehensive income reclassifications for unrealized net gains / (losses) on available for sale securities)	155,000	2,973,000	901,000	3,808,000

Net income	253,000	4,707,000	1,069,000	6,192,000
Less: net income attributable to non-controlling interests	92,000	20,000	193,000	483,000

Net income attributable to Asta Funding, Inc.	$161,000	$4,687,000	$876,000	$5,709,000

Net income per share attributable to Asta Funding, Inc.:
Basic	$0.01	$0.36	$0.07	$0.44
Diluted	$0.01	$0.35	$0.07	$0.43
Weighted average number of common shares outstanding:
Basic	13,060,839	12,984,882	13,044,905	12,979,472
Diluted	13,313,406	13,214,703	13,227,587	13,208,015

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2015	September 30, 2014
ASSETS
Cash and cash equivalents	$27,647,000	$28,710,000
Available for sale investments	69,686,000	66,799,000
Consumer receivables acquired for liquidation (at net realizable value)	18,884,000	29,444,000
Structured settlements	56,567,000	42,079,000
Investment in personal injury claims	37,155,000	32,352,000
Other investments	4,412,000	—
Due from third party collection agencies and attorneys	988,000	1,026,000
Prepaid and income taxes receivable	—	430,000
Furniture and equipment, net	435,000	756,000
Deferred income taxes	7,511,000	6,786,000
Goodwill	2,770,000	2,770,000
Other assets	7,667,000	5,986,000

Total assets	$233,722,000	$217,138,000

LIABILITIES
Other debt – CBC (including non-recourse notes payable amounting to $32.3 million at June 30, 2015 and $12.7 million at September 30, 2014)	$46,704,000	$32,295,000
Income taxes payable	523,000	—
Other liabilities	3,959,000	3,587,000

Total liabilities	51,186,000	35,882,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 13,060,839 at June 30, 2015 and 12,985,839 at September 30, 2014.	130,000	130,000
Additional paid-in capital	64,707,000	63,102,000
Retained earnings	119,471,000	118,595,000
Accumulated other comprehensive (loss) income	(498,000)	142,000
Non-controlling interests	(1,274,000)	(713,000)

Total stockholders’ equity	182,536,000	181,256,000

Total liabilities and stockholders’ equity	$233,722,000	$217,138,000